Exhibit 10.1

SEVENTH AMENDMENT TO LEASE AGREEMENT

THIS SEVENTH AMENDMENT TO LEASE AGREEMENT (the “Amendment”) made this 31st day of March, 2011 between DAN ROAD BUILDING LLC, a Delaware limited liability company, with an address in care of Great Point Investors LLC, Two Center Plaza, Suite 410, Boston, MA 02108 (“Landlord”) and NETWORK ENGINES, INC., a Delaware corporation, with an address of 15 Dan Road, Canton, MA 02021 (“Tenant”).

WHEREAS, New Boston Batterymarch Limited Partnership, Landlord’s predecessor-in-interest, and Tenant entered into a Lease Agreement dated October 19, 1999, as amended by (i) a First Amendment to Lease Agreement dated February 1, 2000, (ii) a Second Amendment to Lease Agreement dated June 1, 2000, (iii) a Third Amendment to Lease Agreement dated September 14, 2000, (iv) a Fourth Amendment to Lease Agreement dated October 20, 2003, (v) a Fifth Amendment to Lease Agreement dated July 20, 2006, and (vi) a Sixth Amendment to Lease Agreement dated August 6, 2008 (as amended, the “Lease”), pursuant to which Tenant leases approximately 51,935 rentable square feet (the “Premises”) at 15 Dan Road, Canton, Massachusetts (the “Building”);

WHEREAS, Tenant has requested that it be permitted to use a portion of the roof of the Building for the installation of a satellite dish and related equipment, and Landlord has agreed to grant Tenant a license for such use on the terms and conditions set forth herein; and

WHEREAS, Landlord and Tenant desire to memorialize their understanding and modify the Lease consistent therewith.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease shall be amended as follows:

1.             Communications Equipment.  Tenant shall, in connection with the operation of its business at the Premises, have a license to place satellite dishes, antennae and related equipment (collectively the “Communications Equipment”) on the roof of the Building for its own use. Placement of the Communications Equipment will comply with all applicable town, county, or other jurisdictional zoning ordinances, any and all recorded restrictions and any roof warranties. There shall be no charge to Tenant during the Lease Term for the placement of Communications Equipment. The specific location of the Communications Equipment, and the plans and specifications for such equipment and its installation, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant may only access the roof upon at least one (1) business day’s prior written notice to Landlord (except in the instance of an emergency). Landlord shall have the right, reasonably exercised, to relocate the Communications Equipment at Landlord’s sole cost and expense. Upon vacating the Premises, Tenant shall remove the Communications Equipment installed pursuant to this Amendment and shall restore the roof to substantially its condition prior to installation of the Communications Equipment described herein, reasonable wear and tear and casualty damage excepted. With Landlord’s approval as to location and manner of installation, which shall not be unreasonably withheld, conditioned, or delayed, Tenant shall be entitled to install, connect, run, and maintain fiber optic conduits, telephone lines, and other wiring within the Building which shall be reasonably located so as not materially to interfere with other tenants. Tenant, Landlord, and any other tenant or licensee in the Building operating communications dishes, antennae, or other telecommunications equipment shall (1) operate their equipment within the technical parameters specified by its manufacturer and/or as defined by the FCC, and (2) shall not use any portion of the Building in any way which causes radio frequency and/or electrical interference with any equipment of another tenant or licensee operated prior in time to the interfering equipment and in accordance with subsection (1) hereof.

2.             Condition of the Premises.  Tenant agrees that it has accepted, and will continue to accept the Premises in its “as is, where is, with all faults” condition, and without any express or implied representations or warranties of any kind (including, without limitation, any warranties of merchantability, fitness or habitability). No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises (or to provide Tenant with any credit or allowance for the same) has been made by or on behalf of Landlord or relied upon by Tenant, and no representation regarding the condition of the Premises or the suitability of the Premises for Tenant’s proposed use thereof have been made by or on behalf of Landlord or relied upon by Tenant.

3.             Brokers.  Each party represents and warrants that it has dealt with no broker, agent, or other person in connection with this transaction and that no broker, agent or other person brought about this transaction and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction. The provisions of this paragraph shall survive the termination of the Lease.

4.             Incorporation.  In all other respects, the terms and provisions of the Lease are ratified and reaffirmed hereby, are incorporated herein by this reference and shall be binding upon the parties to this Amendment. Tenant acknowledges that as of the date of this Amendment, Tenant (a) is not in default under the terms of the Lease; (b) is not aware of any defense, set-off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (c) is not aware of any action or inaction by Landlord that would constitute a default under the Lease.

5.             Definitions.  All capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Lease.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the day and year first above written.

LANDLORD:

DAN ROAD BUILDING LLC

By:	/s/ Rich Leeret
Name: Rich Leeret
Title: Vice President

TENANT:

NETWORK ENGINES, INC.

By:	/s/ Douglas G. Bryant
Name: Douglas G. Bryant
Title: CFO